Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 Telephone: 203 622 3131 203 622 6080

unitedrentals.com

United Rentals Announces First Quarter 2012 Results

GREENWICH, Conn.—April 17, 2012—United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 2012. Total revenue was $656 million and rental revenue was $523 million, compared with $523 million and $434 million, respectively, for the same period last year. Adjusted EBITDA1 was $231 million and adjusted EBITDA margin was 35.2% for the first quarter 2012, an increase of $86 million and 7.5 percentage points over last year.

On a GAAP basis, the company reported first quarter 2012 net income of $13 million, or $0.17 per diluted share, compared with a net loss of $20 million, or $0.34 per diluted share, for the same period in 2011. Adjusted EPS2 for the quarter was $0.36 per diluted share, compared with a loss of $0.32 per diluted share the prior year.

First Quarter 2012 Highlights3

•

Rental revenue increased 20.5%, reflecting year-over-year increases of 6.3% in rental rates and 18.4% in the volume of equipment on rent. The company has reaffirmed its standalone outlook for an increase in rental rates of approximately 5% for the full year.

•

Time utilization was 62.3%, an increase of 1.2 percentage points from the same period last year, and a first quarter record for the company. The company has reaffirmed its standalone outlook for an increase in time utilization for the full year of approximately 0.5 percentage points.

•

The size of the company’s fleet increased by $264 million since year-end 2011, measured on an original equipment cost (OEC) basis, and was 16.2% larger, on average, in the first quarter 2012 compared to the same period last year.

•	The company generated $76 million of proceeds from used equipment sales at a gross margin of 38.2%, compared with $32 million of proceeds at a gross margin of 43.8% for the same period last year.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “Our performance surpassed all prior first quarters, with record time utilization, record fleet growth, and record adjusted EBITDA, both dollars and margin. Once again, we drove profitable growth faster than the construction recovery. Both core areas of our business—general rentals and specialty operations—realized higher rates year-over-year on a fleet that was about $600 million larger on average. These results speak volumes about the effectiveness of our strategy and the ongoing secular shift toward renting.”

[1]

Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: RSC merger related costs, restructuring charge and stock compensation expense, net. See table below for amounts.

[2]

Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: RSC merger related costs, restructuring charge, loss on retirement of subordinated convertible debentures and RSC merger related interest expense. See table below for amounts.

[3]	Rental rate, time utilization and OEC calculations are based on the American Rental Association metrics criteria; comparisons to 2011 are based on a recast of these metrics on the same basis.

Kneeland continued, “Current market dynamics create a favorable environment for our combination with RSC. We expect to complete the transaction on April 30, and move immediately into integration mode. The benefits are substantial, including more than $200 million in cost synergies, an unparalleled branch footprint, and significant penetration into the industrial sector.”

Free Cash Flow and Fleet Size

For the first quarter 2012, free cash usage (negative flow) was $89 million, after total rental and non-rental capital expenditures of $426 million. By comparison, free cash flow for the first quarter 2011 was $70 million after total rental and non-rental capital expenditures of $120 million. The company has reaffirmed its standalone outlook for full year 2012 free cash usage in the range of $50 million to $100 million. Additionally, the company updated its standalone outlook for net rental capital expenditures of between $700 million and $750 million, after gross purchases of approximately $1.0 billion.

The size of the rental fleet was $4.31 billion of original equipment cost at March 31, 2012, compared with $4.05 billion at December 31, 2011. The age of the rental fleet was 47.3 months on an OEC-weighted basis at March 31, 2012, compared with 50.3 months at December 31, 2011.

Return on Invested Capital (ROIC)

Return on invested capital was 7.7% for the 12 months ended March 31, 2012, an increase of 3.4 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt4 and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

Announced Merger with RSC Holdings

On December 15, 2011, the company entered into a definitive merger agreement with RSC Holdings, Inc. (RSC), pursuant to which the company agreed to acquire RSC in a cash-and-stock transaction that ascribed a total enterprise value of $4.2 billion to RSC. The cash portion of the merger consideration and transaction fees and expenses will be paid with the net proceeds from the company’s wholly owned subsidiary URI Financing Escrow Corporation’s recent senior secured notes and senior notes offerings.

After paying the cash portion of the merger consideration, the company will use the net proceeds from the sale of the senior secured notes and senior notes to repay and discharge certain of RSC’s indebtedness and pay related transaction fees and expenses. In connection with the proposed transaction, the company will assume all of RSC’s remaining debt, which totaled $947 million as of March 31, 2012.

The proposed transaction remains subject to approval by United Rentals’ stockholders and RSC’s stockholders and other customary closing conditions. United Rentals and RSC will each hold special meetings on April 27, 2012, at which their respective stockholders will vote on whether to approve the merger and related matters. Subject to receipt of these stockholder approvals and satisfaction of certain other closing conditions, the company anticipates that the proposed transaction will close on April 30, 2012.

[4]	The company’s ROIC calculation excludes the impact of $2.8 billion of RSC merger related indebtedness as the transaction has not yet closed.

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Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, April 18, 2012, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling 866-261-7147.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment. EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, the restructuring charge and stock compensation expense, net. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, the restructuring charge, the loss on the retirement of subordinated convertible debentures and the RSC merger related interest expense. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 542 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 7,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,100 classes of equipment with a total original cost of $4.31 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may further reduce demand for equipment and prices that we can charge; (2) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) restrictive covenants in our debt agreements, which could limit our financial and operation flexibility; (5) noncompliance with covenants in our debt agreements, which could result in termination of

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our credit facilities and acceleration of outstanding borrowings; (6) inability to access the capital that our business may require; (7) inability to collect on contracts with customers; (8) incurrence of impairment charges; (9) the potential consequences of litigation and other claims relating to our business, including certain claims that our insurance may not cover; (10) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (11) incurrence of additional costs and expenses in connection with litigation, regulatory or investigatory matters; (12) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (13) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (14) challenges associated with past or future acquisitions, such as undiscovered liabilities and integration issues; (15) management turnover and inability to attract and retain key personnel; (16) our rates and time utilization being less than anticipated; (17) our costs being more than anticipated, the inability to realize expected savings and the inability to obtain key equipment and supplies; (18) disruptions in our information technology systems; (19) competition from existing and new competitors; (20) labor difficulties and labor-based legislation affecting labor relations and operations generally; (21) United Rentals and RSC may be unable to obtain stockholder approvals required for the proposed transaction; (22) the length of time necessary to consummate the proposed transaction between United Rentals and RSC may be longer than anticipated; (23) problems may arise in successfully integrating the businesses of United Rentals and RSC; (24) the proposed transaction between United Rentals and RSC may involve unexpected costs; and (25) the businesses may suffer as a result of uncertainty surrounding the proposed transaction between United Rentals and RSC. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase shares of RSC common stock will be made pursuant to a registration statement on Form S-4 and joint proxy statement/prospectus forming a part thereof that the SEC declared effective on March 23, 2012. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE VERSION OF REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

You can obtain a free copy of the definitive version of the joint proxy statement/prospectus and other filings containing information about United Rentals and RSC, at the SEC’s Internet site (http://www.sec.gov). You are also able to obtain these documents, free of charge, in the Investor Relations portion of the United Rentals website at http://www.ur.com/investor under the heading “Investors” and then under “SEC Filings.” Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations at 203-618-7318.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

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UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues:
Equipment rentals	$523	$434
Sales of rental equipment	76	32
Sales of new equipment	18	15
Contractor supplies sales	18	21
Service and other revenues	21	21

Total revenues	656	523

Cost of revenues:
Cost of equipment rentals, excluding depreciation	246	233
Depreciation of rental equipment	115	99
Cost of rental equipment sales	47	18
Cost of new equipment sales	15	12
Cost of contractor supplies sales	12	14
Cost of service and other revenues	8	9

Total cost of revenues	443	385

Gross profit	213	138

Selling, general and administrative expenses	102	95
RSC merger related costs	10	—
Restructuring charge	—	1
Non-rental depreciation and amortization	14	12

Operating income	87	30

Interest expense, net	68	56
Interest expense—subordinated convertible debentures	1	2
Other income, net	(1)	(1)

Income (loss) from before provision (benefit) for income taxes	19	(27)

Provision (benefit) for income taxes	6	(7)

Net income (loss)	$13	$(20)

Diluted earnings (loss) per share	$0.17	$(0.34)

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS
Cash and cash equivalents	$26	$36
Accounts receivable, net	417	464
Inventory	85	44
Prepaid expenses and other assets	78	75
Deferred taxes	50	104

Total current assets	656	723

Restricted cash	2,850	—
Rental equipment, net	2,865	2,617
Property and equipment, net	380	366
Goodwill and other intangible assets, net	414	372
Other long-term assets	132	65

Total assets	$7,297	$4,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$371	$395
Accounts payable	384	206
Accrued expenses and other liabilities	291	263

Total current liabilities	1,046	864

Long-term debt	5,590	2,592
Subordinated convertible debentures	55	55
Deferred taxes	419	470
Other long-term liabilities	60	59

Total liabilities	7,170	4,040

Temporary equity	37	39

Common stock	1	1
Additional paid-in capital	490	487
Accumulated deficit	(486)	(499)
Accumulated other comprehensive income	85	75

Total stockholders’ equity	90	64

Total liabilities and stockholders’ equity	$7,297	$4,143

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities:
Net income (loss)	$13	$(20)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	129	111
Amortization of deferred financing costs and original issue discounts	5	5
Gain on sales of rental equipment	(29)	(14)
Gain on sales of non-rental equipment	(1)	—
Stock compensation expense, net	4	2
RSC merger related costs	10	—
Restructuring charge	—	1
Loss on retirement of subordinated convertible debentures	—	1
Increase in restricted cash—RSC merger related debt interest	(25)	—
Increase (decrease) in deferred taxes	1	(9)
Changes in operating assets and liabilities:
Decrease in accounts receivable	50	36
Increase in inventory	(41)	(24)
Decrease (increase) in prepaid expenses and other assets	11	(6)
Increase in accounts payable	172	90
Decrease in accrued expenses and other liabilities	(45)	(19)

Net cash provided by operating activities	254	154

Cash Flows From Investing Activities:
Purchases of rental equipment	(390)	(115)
Purchases of non-rental equipment	(36)	(5)
Proceeds from sales of rental equipment	76	32
Proceeds from sales of non-rental equipment	7	4
Purchases of other companies	(57)	—

Net cash used in investing activities	(400)	(84)

Cash Flows From Financing Activities:
Proceeds from debt	3,351	571
Payments of debt, including subordinated convertible debentures	(385)	(641)
Increase in restricted cash—proceeds from RSC merger related debt	(2,825)	—
Proceeds from the exercise of common stock options	5	4
Shares repurchased and retired	(8)	(7)
Payments of financing costs	(3)	—

Net cash provided by (used in) financing activities	135	(73)

Effect of foreign exchange rates	1	5

Net (decrease) increase in cash and cash equivalents	(10)	2
Cash and cash equivalents at beginning of period	36	203

Cash and cash equivalents at end of period	$26	$205

Supplemental disclosure of cash flow information:

Cash paid for income taxes, net	$12	$11
Cash paid for interest, including subordinated convertible debentures	40	34

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended March 31,
	2012	2011	Change
General Rentals
Reportable segment revenue	$602	$484	24.4%
Reportable segment operating income	89	26	242.3%
Reportable segment operating margin	14.8%	5.4%	9.4	pp

Trench Safety, Power & HVAC
Reportable segment revenue	$54	$39	38.5%
Reportable segment operating income	8	5	60.0%
Reportable segment operating margin	14.8%	12.8%	2.0	pp

Total United Rentals
Total revenue	$656	$523	25.4%
Total segment operating income (1)	97	31	212.9%
Total segment operating margin (1)	14.8%	5.9%	8.9	pp

(1)	Excludes unallocated RSC merger related costs and unallocated restructuring charge.

DILUTED EARNINGS (LOSS) PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$13	$(20)
Convertible debt interest-1 7/8 % notes	—	—

Income (loss) available to common stockholders	13	(20)

Weighted-average common shares	63.1	60.9
Employee stock options and warrants	0.7	—
Convertible subordinated notes—1 7/8%	1.0	—
Convertible subordinated notes—4%	10.8	—
Restricted stock units	0.7	—

Weighted-average diluted shares	76.3	60.9

Diluted earnings (loss) per share:	$0.17	$(0.34)

UNITED RENTALS, INC.

ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings (loss) per share—adjusted” as the sum of (i) earnings (loss) per share—GAAP, as reported plus the after-tax impacts of (ii) RSC merger related costs, (iii) restructuring charge, (iv) loss on retirement of subordinated convertible debentures and (v) RSC merger related interest expense. Management believes adjusted earnings (loss) per share provides useful information concerning future profitability. However, adjusted earnings (loss) per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings (loss) per share should not be considered an alternative to GAAP earnings (loss) per share. The table below provides a reconciliation between earnings (loss) per share—GAAP, as reported, and earnings (loss) per share—adjusted.

	Three Months Ended March 31,
	2012	2011
Earnings (loss) per share - GAAP, as reported	$0.17	$(0.34)

After-tax impact of:

RSC merger related costs (1)	0.09	—

Restructuring charge (2)	—	0.01

Loss on retirement of subordinated convertible debentures	—	0.01

RSC merger related interest expense (3)	0.10	—

Earnings (loss) per share—adjusted	$0.36	$(0.32)

(1)	Reflects transaction costs associated with the proposed acquisition of RSC.
(2)	Primarily reflects branch closure charges due to continuing lease obligations at vacant facilities.
(3)	Reflects interest recorded on $2,825 million of new debt issued in March 2012 in connection with the proposed merger.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$13	$(20)
Provision (benefit) for income taxes	6	(7)
Interest expense, net	68	56
Interest expense—subordinated convertible debentures	1	2
Depreciation of rental equipment	115	99
Non-rental depreciation and amortization	14	12

EBITDA (A)	217	142
RSC merger related costs (1)	10	—
Restructuring charge (2)	—	1
Stock compensation expense, net (3)	4	2

Adjusted EBITDA (B)	$231	$145

(A)	Our EBITDA margin was 33.1% and 27.2% for the three months ended March 31, 2012 and 2011, respectively.
(B)	Our adjusted EBITDA margin was 35.2% and 27.7% for the three months ended March 31, 2012 and 2011, respectively.
(1)	Reflects transaction costs associated with the proposed acquisition of RSC.
(2)	Primarily reflects branch closure charges due to continuing lease obligations at vacant facilities.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$254	$154
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(5)
Gain on sales of rental equipment	29	14
Gain on sales of non-rental equipment	1	—
RSC merger related costs (1)	(10)	—
Restructuring charge (2)	—	(1)
Stock compensation expense, net (3)	(4)	(2)
Loss on retirement of subordinated convertible debentures	—	(1)
Increase in restricted cash—RSC merger related debt interest	25	—
Changes in assets and liabilities	(125)	(62)
Cash paid for interest, including subordinated convertible debentures	40	34
Cash paid for income taxes, net	12	11

EBITDA	217	142
Add back:
RSC merger related costs (1)	10	—
Restructuring charge (2)	—	1
Stock compensation expense, net (3)	4	2

Adjusted EBITDA	$231	$145

(1)	Reflects transaction costs associated with the proposed acquisition of RSC.
(2)	Primarily reflects branch closure charges due to continuing lease obligations at vacant facilities.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash (usage) flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash (usage) flow.

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$254	$154
Purchases of rental equipment	(390)	(115)
Purchases of non-rental equipment	(36)	(5)
Proceeds from sales of rental equipment	76	32
Proceeds from sales of non-rental equipment	7	4

Free cash (usage) flow	$(89)	$70